Exhibit 10.17

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT, dated as of the [DATE] (this “Agreement”), is entered into by and among NBH Bank (the “Bank”), National Bank Holdings Corporation (the “Company” and together with the Bank, the “Employer”), and [_________] (the “Associate”).

WHEREAS, the Board has determined that it is in the best interests of the Employer and its shareholders to assure that the Employer will have the continued dedication of the Associate, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein);

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Associate by virtue of the personal uncertainties and risks created by a threatened or pending Change of Control and to encourage the Associate’s full attention and dedication to the Employer in the event of any threatened or pending Change of Control, and to provide the Associate with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Associate will be satisfied and that provide the Associate with compensation and benefits arrangements that are competitive with those of other corporations; and

WHEREAS, to accomplish these objectives, the Board has caused the Bank and the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Definitions. As used in this Agreement and unless otherwise defined herein, capitalized terms will have the respective meanings set forth in Appendix A hereto.
Section 2. Termination of Employment.

(a) Death or Disability.    The Associate’s employment shall terminate automatically if the Associate dies during the Protection Period.  If the Employer determines in good faith that a Disability of the Associate has occurred during the Protection Period, it may give to the Associate written notice in accordance with Section 10(b) of its intention to terminate the Associate’s employment.  In such event, the Associate’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Associate (the “Disability Effective Date”); provided that, within 30 days after such receipt, the Associate shall not have returned to full-time performance of the Associate’s duties.

(b) Cause. The Employer may terminate the Associate’s employment during the Protection Period for or without Cause. “Cause” means:

(i) the continued failure of the Associate to perform substantially the Associate’s duties with the Employer,  to adhere materially to the Employer’s material written policies, or to devote substantially all of the Associate’s business time and efforts to the Employer (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the willful misconduct or gross neglect by the Associate in the performance of his or her duties to the Employer;
(iii) the Associate’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of, (A) a felony or (B) any crime involving serious moral turpitude; or
(iv) the Associate’s willful breach of any of the material terms or conditions of this Agreement.

To invoke a termination for Cause on any of the grounds enumerated under Section 2(b)(i), (ii), (iii) or (iv) above, the Employer must provide written notice to the Associate of the existence of such grounds within 30 days following the Employer’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Associate shall have 30 days following receipt of such written notice (the “Associate’s Cure Period”) during which he or she may remedy the ground if such ground is reasonably subject to cure.

For purposes of this Agreement, no act or failure to act, on the part of the Associate, shall be considered “willful” unless it is done, or omitted to be done, by the Associate in bad faith or without reasonable belief that the Associate’s action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Associate shall be conclusively presumed to be done, or omitted to be done, by the Associate in good faith and in the best interests of the Employer.

(c) Good Reason.    The Associate’s employment may be terminated during the Protection Period by the Associate for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” means, in the absence of the written consent of the Associate:

(i) a material diminution in the Associate’s Annual Base Salary;

(ii) the assignment to the Associate of any duties materially inconsistent with the Associate’s position, duties or responsibilities from those as in effect immediately prior to the Effective Date which results in a material diminution in such position, duties or responsibilities;

(iii) ~~any requirement by the Employer that the Associate report to a primary work location that is more than 50 miles from the Associate’s primary work location immediately prior to the Effective Date, subject to the Associate’s performance of duties at, and travel to, any office location of the Employer and/or other locations as will be necessary to fulfill the Associate’s duties;~~ or

(iv) any other material breach of this Agreement by the Employer.

To invoke a termination for Good Reason, the Associate shall provide written notice to the Employer of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the Associate’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the

Employer shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure.  If the Employer fails to remedy the condition or conditions constituting Good Reason during the applicable Cure Period, the Associate’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days following such Cure Period for such termination as a result of such condition or conditions to constitute a termination for Good Reason.

(d) Notice of Termination.    Any termination of employment by the Employer for Cause, or by the Associate for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b).  “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Associate’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination, which Date of Termination shall be not more than 30 days after the giving of such notice or 30 days after the end of the Cure Period, if applicable, in the case of a termination by the Associate with Good Reason.  The failure by the Associate or the Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Associate or the Employer, respectively, hereunder or preclude the Associate or the Employer, respectively, from asserting such fact or circumstance in enforcing the Associate’s or the Employer’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Associate’s employment is terminated by the Employer other than for Cause or Disability, or by the Associate without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Associate’s employment is terminated by the Associate with Good Reason during such period, a date that is no later than 30 days after the Cure Period, if applicable,  (iii)  if the Associate’s employment is terminated by the Employer for Cause,  the Date of Termination shall be the date on which the Employer, after providing the Associate’s Cure Period, if applicable, notifies the Associate of such termination, and (iv) if the Associate’s employment is terminated by reason of death or Disability, the date of death of the Associate or the Disability Effective Date, as the case may be.

Section 3. Obligations of the Employer upon Termination.

(a) By the Associate for Good Reason;  by the Employer Other Than for Cause, Death or Disability.  If, during the Protection Period, the Employer terminates the Associate’s employment other than for Cause, death or Disability or the Associate terminates his or her employment for Good Reason:

(i) the Company or the Bank shall pay to the Associate, at the time and subject to the conditions set forth below, the following:

(A) a lump sum cash payment within 30 days of the Date of Termination equal to the sum of (I)  the Associate’s Annual Base Salary through the Date of Termination to the extent not yet paid;  (II)  the Associate’s reasonable business expenses that have not been reimbursed by the Employer as of the Date of Termination; (III) any annual incentive or bonus (the “Annual Bonus”) earned by the Associate for a prior award period, but not yet paid to the Associate,  provided that (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the 15th day of the third month following the close of the fiscal year with respect to which such Annual Bonus is earned;  and (IV) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (I), (II), (III) and (IV), the “Accrued Obligations”); and

(B) subject to the Associate’s execution, delivery to the Employer and non-revocation within 55 days following the Date of Termination of a release of claims in favor of the Employer and its Affiliated Entities substantially in the form attached hereto as Exhibit A,  a lump sum cash payment on the 55th day following the Date of Termination (except as otherwise required by law or provided below) the amount equal to one times the sum of (I) the Associate’s Annual Base Salary and (II)  the higher of (x) the Associate’s target annual incentive opportunity for the year in which the Date of Termination occurs and (y) the Annual Bonus paid or payable to the Associate in respect of the fiscal year immediately prior to the year in which the Date of Termination occurs.

(ii) To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Associate any other amounts or benefits required to be paid or provided or which the Associate is eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer and the Affiliated Entities through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death.  If the Associate’s employment is terminated by reason of the Associate’s death during the Protection Period, the Employer shall provide the Associate’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Associate’s estate or beneficiaries, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 3(b) shall include, without limitation, and the Associate’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company, the Bank and the Affiliated Entities to the estates and beneficiaries of peer executives of the Company, the Bank and the Affiliated Entities under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Associate’s estate and/or the Associate’s beneficiaries, as in effect on the date of the Associate’s death with respect to other peer executives of the Company, the Bank and the Affiliated Entities and their beneficiaries.

(c) Disability.    If the Associate’s employment is terminated by reason of the Associate’s Disability during the Protection Period, the Employer shall provide the Associate with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Associate in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 3(c) shall include, without limitation, and the Associate shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company, the Bank and the Affiliated Entities to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Associate and/or the Associate’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company, the Bank and the Affiliated Entities and their families.

(d) Cause; Other Than for Good Reason.    If the Associate’s employment is terminated for Cause during the Protection Period, the Employer shall provide the Associate with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  If the Associate voluntarily terminates employment during the Protection Period, excluding a termination for Good Reason, the Employer shall provide to the Associate with the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement.  In such case, all the Accrued Obligations shall be paid to the Associate in a lump sum in cash within 30 days of the Date of Termination.

Section 4. Nonexclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Associate’s continuing or future participation in any plan, program, policy or practice provided by the Employer or the Affiliated Entities and for which the Associate may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Associate may have under any other contract or agreement with the Employer or the Affiliated Entities.  Amounts that are vested benefits or that the Associate is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company, the Bank or the Affiliated Entities at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Associate receives payments and benefits pursuant to Section 3(a),  the Associate shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company, the Bank and the Affiliated Entities, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 5. No Mitigation.  The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Employer may have against the Associate or others.  In no event shall the Associate be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Associate under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Associate obtains other employment.

Section 6. Section 280G Considerations.

(a) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Associate to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Associate would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Associate would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Associate shall receive all Agreement Payments to which the Associate is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Employer shall promptly give the Associate notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Employer and the Associate and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes “deferred compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner the Associate elects in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation, then the Payments to be reduced will:  (a) first, be reduced with respect to the payments or benefits provided pursuant to Section 3(a)(i)(B), (b) second, be reduced with respect to all rights to payments, vesting or benefits in connection with any restricted stock awards that are performance-based vesting awards; (c) third, be reduced with respect to all rights to payments, vesting or benefits in connection with any options to purchase common stock or restricted stock or restricted stock unit awards that are time-based vesting awards; and (d) fourth, be reduced with respect to all rights to any other payments or benefits, beginning with payments or benefits that would be received last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Employer.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Employer to or for the benefit of the Associate pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Employer to or for the benefit of the Associate pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Employer or the Associate which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Associate shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided,  however,  that no amount shall be payable by the Associate to the Employer if and to the extent such payment would not either reduce the amount on which the Associate is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Employer to or for the benefit of the Associate together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) To the extent requested by the Associate, the Employer shall cooperate with the Associate in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Associate (including without limitation, the Associate’s agreeing to refrain from performing services pursuant to a non-solicitation covenant or similar covenant, including that set forth in Section 8 of this Agreement) before, on or after the date of a change in ownership or control of the Employer (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

Section 7. Confidential Information.    The Associate agrees that, during his or her employment with the Employer and at all times thereafter, he or she shall hold for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Associate during the Associate’s employment by the Employer or during his or her consultation with the Employer after his or her termination of employment, and which shall not be or become public knowledge (other than by acts by the Associate or representatives of the Associate in violation of this Agreement).  Except in the good faith performance of his or her duties for the Employer, the Associate shall not, without the prior written consent of the Employer or as may otherwise be required or permitted by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it.

Notwithstanding the above confidentiality provisions, note that nothing in this Agreement, nor in any other confidentiality agreement, nor in the Employer’s policies should be interpreted as prohibiting the Associate, without the Employer’s prior consent, from: (1) reporting possible violations of federal law or regulations, including any securities laws violations, to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities & Exchange Commission, the U.S. Congress, or any agency Inspector General; or (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs.

Please refer to the National Bank Holdings Corporation Associate Handbook, a copy of which is available upon request, regarding the Associate’s rights related to the disclosure of the Employer’s trade secrets.

Section 8. Restrictive Covenants.

(a) Return of Company Property.  Upon his or her termination of employment for any reason, the Associate shall promptly return to the Employer any keys, credit cards, passes, confidential documents or material, or other property belonging to the Employer, and the Associate shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Employer or the Affiliated Entities or containing any trade secrets relating to the Employer or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence.  For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act.  The Associate agrees to represent in writing to the Employer upon termination of employment that he or she has complied with the foregoing provisions of this Section 8(a).

(b) Nondisparagement.  The Associate agrees that, while he or she is employed and following the Associate’s termination of employment for any reason, the Associate will not make any statements that disparage the Company, the Bank or any Affiliated Entity or any director, officer or other Associate of the Company, the Bank or any Affiliated Entity.  Notwithstanding the foregoing, nothing in this Section 8(b) shall prohibit the Associate from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(b) Nonsolicitation.  The Associate agrees that, while he or she is employed by the Employer and during the one-year period following his or her termination of employment with the Employer (the “Restricted Period”), the Associate shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Employer or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Employer or the Affiliated Entities, (ii) initiate discussions with any such Associate or former Associate for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Associate’s employer, (iii) solicit any client or customer of the Employer or any of the Affiliated Entities to transact business with a Competitive Enterprise, or (iv) induce or attempt to induce any client, customer or investor (in each case, whether former, current or prospective), vendor, supplier, licensee or other business relation of the Employer or any of the Affiliated Entities to reduce or cease doing business with the Employer or such Affiliated Entity, or in any way interfere with the relationship between any such client, customer, investor, vendor, supplier, licensee or business relation, on the one hand, and the Employer or any Affiliated Entity, on the other hand.

(b) Equitable Remedies.  The Associate acknowledges that the Employer would be irreparably injured by a violation of Section 7 or Section 8(b) or 8(c) and he or she agrees that the Employer, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Associate from any actual or threatened breach of Section 7 or Section 8(b) or 8(c).  If a bond is required to be posted in order for the Employer to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(b) Severability; Blue Pencil.  The Associate acknowledges and agrees that he or she has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects.  If it is determined that any provision of this Section 8 is invalid or unenforceable, the remainder of the provisions of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 8 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

Section 9. Successors.

(a) This Agreement is personal to the Associate and without the prior written consent of the Employer shall not be assignable by the Associate.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Associate’s legal representatives, heirs or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

(b) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  “Company”  and “Bank”  mean the Company and the Bank as hereinbefore defined and any successor to their respective business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  Subject to the last sentence of Section 10(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Notwithstanding the foregoing, this Agreement may be terminated by the Employer any time prior to a Change of Control by providing the Associate with written notice of the Employer’s decision to terminate this Agreement on the date that is one year from the date of such written notice;  provided,  however,  that, if during such one-year notice period, a Change of Control occurs, such notice shall be null and void and this Agreement shall remain in full force and effect.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Associate:

At the most recent address on file at the Employer.

if to the Employer:

National Bank Holdings Corporation

7800 East Orchard Road, Suite 300

Greenwood Village, CO  80111

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Employer may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Associate’s or the Employer’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Associate or the Employer may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Associate and the Employer acknowledge that, except as may otherwise be provided under any other written agreement between the Associate and the Employer, the employment of the Associate by the Employer is “at will.”    From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g) This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Associate, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  Notwithstanding the foregoing provisions of Sections 3(a)(i) and 3(a)(ii),  if the Associate is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under  Section 3(a),  3(c) or 3(d) during the six-month period immediately following the Date of Termination on account of the Associate’s separation from service shall instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code as determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Associate’s Date of Termination.  If the Associate dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Associate’s estate within 30 days after the date of the Associate’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Associate shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Employer is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Employer is obligated to pay or provide in any other calendar year; (iii) the Associate’s right to have the Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Employer’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Associate’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

(h) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7 or Section 8 of this Agreement) that is not resolved by the Associate and the Employer shall be submitted to confidential arbitration in a location selected by the Company in accordance with Colorado law and the procedures of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on the Employer and the Associate and judgment may be entered on the arbitrator’s awards in any court having competent jurisdiction.

(i) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 11. Survivorship.  Upon the expiration or other termination of this Agreement or the Associate’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

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IN WITNESS WHEREOF, the Associate has hereunto set the Associate’s hand and, pursuant to the authorization from the Board, the Company and the Bank have each caused these presents to be executed in its name on its behalf, all as of the date first above written.

NATIONAL BANK HOLDINGS CORPORATION

By: ____________________________________
     Name:
     Title:

NBH BANK

By: ____________________________________
     Name:
     Title:

ASSOCIATE

_______________________________________
[Associate]

[Signature Page to Change of Control Agreement]

Appendix A

Certain Defined Terms

“Accounting Firm” means a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the applicable Change of Control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Employer (as it exists prior to a Change of Control).

“Affiliated Entities” means any company controlled by, controlling or under common control with the Company or the Bank, as applicable.

“Annual Base Salary” means the Associate’s annual base salary as in effect as of the Effective Date or, if higher, at any time thereafter.

“Board” means the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

(a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided,  however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) below; or

(b) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,  however, that, for purposes of this Agreement, any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided,  further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

Appendix A-1

(c) The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or any other financial services business, including the operations of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, that is competitive with any portion of the business conducted by the Employer or any of the Affiliated Entities.

“Disability” means the inability of the Associate to perform the Associate’s duties with the Employer on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by the Employer or its insurers.

“Effective Date” means the first date on which a Change of Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (a)  the Associate’s employment with the Employer is terminated by the Employer, (b) the Date of Termination is prior to the date

Appendix A-2

on which a Change of Control occurs, and (c) it is clearly demonstrated by the Associate that such termination of employment was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Associate with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Associate’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Associate in the relevant tax year(s).

“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Protection Period” means the period commencing on the Effective Date and ending on the date that is 18 months immediately following the Effective Date, provided that the Associate is employed on the Effective Date.

“Safe Harbor Amount” shall mean 2.99 times the Associate’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

Appendix A-3

Exhibit A

Release Agreement

This Release Agreement (this “Agreement”) is made and entered into by and among National Bank Holdings Corporation, a Delaware corporation (the “Company”), and its subsidiary bank, NBH Bank., a Colorado state-chartered bank, and all other divisions, related, successor, and sister entities (together with the Company, “NBH”) and [__________] (the “Executive”).

WHEREAS, the Executive and the Company are party to that certain Change of Control Agreement dated as of [________] (the “Agreement”);

WHEREAS, the Executive’s employment shall end effective [___________];

WHEREAS, NBH and the Executive wish to resolve any and all disputes that exist between them or could exist between them; and

WHEREAS, the parties acknowledge that this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by NBH or any of its agents or employees of any liability to the Executive.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 3(a)(i)(B) of the Agreement to the Executive and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, NBH and the Executive hereby agree as follows:

Section 1. Full and General Release of Liability.  The Executive hereby forever WAIVES, RELEASES, AND DISCHARGES National Bank Holdings Corporation, NBH Bank,  all of their respective subsidiaries and divisions, including Bank Midwest, Community Banks of Colorado, Hillcrest Bank and any related, and affiliated entities, and all of their current and past employees, directors, officers, fiduciaries, owners, agents, successors, assigns, insurers, attorneys, and contractors, without limitation, exception, or reservation (the “Affiliates”), from any and all liability, actions, claims, demands, or lawsuits that the Executive may have had, presently has, or in the future may have, in connection with or arising out of the Executive’s employment with, or separation from, NBH.  This release applies to any and all claims against NBH and/or the Affiliates, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Age Discrimination in Employment Act (as amended) (“ADEA”), the Family Medical Leave Act (as amended), the Genetic Information Non-Discrimination Act, the Employment Retirement Income Security Act (as amended), the Consolidated Omnibus Budget Reconciliation Act, the Kansas Acts Against Discrimination, the Kansas Age Discrimination in Employment Act, the Missouri Human Rights Act, the Colorado Anti-Discrimination Act, the Kansas Wage Payment Act, the Missouri wage payment statutes, and any other state statute, any state common

Exhibit A-1

law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception.  It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to the Executive that may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to the Executive’s employment, or separation from employment with NBH, or to any professional relationship between the Executive and/or the employees, agents, representatives, and affiliates of NBH during the Executive’s employment with NBH, as well as those alleged losses, wrongs, injuries, debts, claims, or damages now known or disclosed that have arisen, or may arise as a result of any act or omission.  Notwithstanding anything to the contrary, the released claims do not include, and this Agreement does not release any: (a) rights to compensation and benefits provided under Section 3(a)(i)(A) of the Agreement or under any other benefit plan, agreement, arrangement, or policy of NBH that is applicable to the Executive that, in each case, by its terms, contains obligations that are to be performed after the date hereof by NBH; (b) any rights to indemnification the Executive may have under applicable law, the bylaws or certificate of incorporation of NBH, or any other agreement or any rights with respect to coverage under any director and officer liability policy, as a result of having served as an officer or director of NBH or any Affiliates; (b) claims that the Executive may not by law release through a settlement agreement such as this; (c) claims the Executive may have as the holder or beneficial owners of securities (or other rights relating to securities) of the Company; or (e) rights to accrued but unpaid salary, vacation, and paid time off or to unreimbursed business expenses through the date of the Executive’s date of termination.

Section 1. Executive Acknowledgements.  The Executive acknowledges that as of the date the Executive executed this Agreement, the Executive (a) has not suffered a work-related injury that has not properly been disclosed to NBH; (b) has been paid in full all wages due and owing to the Executive for any and all work performed for NBH; and (c) has disclosed to NBH any action/inaction the Executive took/failed to take during the Executive’s employment with NBH that could give rise to a claim against NBH or the Affiliates, and/or any other third party.

Section 1. Non-Interference.  Nothing in this Agreement shall interfere with the Executive’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency.  The consideration provided to Executive pursuant to Section 3(a)(i)(B) of the Agreement, however, shall be the sole relief provided to the Executive for the claims that are released by the Executive pursuant to this Agreement and the Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against NBH in connection with any such claim, charge, or proceeding, without regard to who has brought such charge or complaint.

Section 1. Return of NBH Property.  The Executive acknowledges that, as of the last day of employment, the Executive has returned and surrendered to NBH all NBH property and equipment (unless otherwise specified herein).  The Executive acknowledges and agrees that all such materials are, and will always remain, the exclusive property of NBH.

Exhibit A-2

Section 1. Consideration and Revocation Periods; Counsel.  The Executive acknowledges that Employee has read this Agreement, has been given 21 calendar days to consider this Agreement, although the Executive may return it sooner if desired, and is hereby advised to consult with legal counsel regarding this Agreement.  If the Executive signs this Agreement prior to the expiration of the 21-day period, the Executive hereby states that the Executive has voluntarily and knowingly decided to shorten the time period and that NBH has not induced the Executive to do so.  The Executive further acknowledges that the Executive has seven calendar days to revoke this Agreement after executing the same.  Notice of revocation should be sent, in writing, to the Legal Department, National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, Colorado 80111.  NBH hereby advises the Executive to consult with an attorney before signing this Agreement.  This Agreement shall become effective on the eighth calendar day after its execution absent any revocation.  The parties also agree that the release provided by the Executive in this Agreement does not include a release for claims under the ADEA arising after the date the Executive signs this Agreement.

Section 1. No Admission.  The execution of this Agreement does not and shall not constitute an admission by NBH of liability to the Executive.  NBH specifically denies that it or its current or past insurers, agents, or employees have violated the Executive’s rights under any federal, state, or local constitution, statute, law, or common law in connection with the Executive’s employment, including the Executive’s separation therefrom.  Likewise, the execution of this Agreement does not and shall not constitute an admission by the Executive of liability to NBH.

Section 1. Entire Agreement.  This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

Section 1. Severability.  It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

Section 1. Governing Law.  The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Colorado, to the extent state law applies, and under federal law, to the extent federal law applies.

Section 1. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

Section 1. Headings. The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.
Section 1. Voluntary Signing. The Executive acknowledges that the Executive has read this Agreement and understands it and has signed it voluntarily.

Exhibit A-3

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, NBH has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the dates written below.

EXECUTIVE

________________________________________
[Executive]

________________________________________
DATE

NATIONAL BANK HOLDINGS CORPORATION

and

NBH BANK

By: ____________________________________
      Name:
      Title:

Exhibit A-3